Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

June 18, 2018

EQT Midstream Partners, LP

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Rice Midstream Partners LP

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

We have acted as counsel to EQT Midstream Partners, LP, a Delaware limited partnership (“EQM”), and Rice Midstream Partners LP, a Delaware limited partnership (“RMP,” and together with EQM, “you”), in connection with (i) the merger of EQM Acquisition Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of EQM (“Merger Sub”), with and into RMP (the “Merger”), contemplated by the Agreement and Plan of Merger, dated as of April 25, 2018 (the “Merger Agreement”) among EQM, EQT Midstream Services, LLC, a Delaware limited liability company and the general partner of EQM, EQM GP Acquisition Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of EQM, Merger Sub, RMP, Rice Midstream Management LLC, a Delaware limited liability company and the general partner of RMP, and, solely for purposes of Sections 5.15 and 5.16 and Article VIII of the Merger Agreement, EQT Corporation, a Pennsylvania corporation, and (ii) the filing of a registration statement on Form S-4 (File No. 333-225018) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Merger.  In connection therewith, you have requested our opinion regarding certain U.S. federal income tax matters relating to the Merger.

In preparing our opinion, we have examined the Merger Agreement and the Registration Statement, including the proxy statement/prospectus that forms a part of the Registration Statement. In addition, we have examined such other documents, instruments and information as we considered necessary to enable us to express this opinion. Our opinion is also based on (i) the accuracy of the representations, statements, and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement (including, without limitation, their respective exhibits), all of which we assume will be accurate and complete as of the closing date of the Merger (as if made as of such time), (ii) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement (without the waiver of any condition or covenant therein), (iii) representations made by EQM, RMP, and EQT GP Holdings, LP, a Delaware limited partnership (“EQGP”) with respect to certain factual matters, including the representations set forth in letters from EQM, RMP, and EQGP (the “Officers’ Certificates”), all of which we assume will be accurate and complete (without regard to any qualification for knowledge or belief) as of the closing date of the Merger (as if made as of such time), and (iv) financial information provided to us by EQM and RMP.

In our capacity as counsel to EQM and RMP, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officers’ Certificates.

Based upon and subject to the foregoing, we hereby confirm that all statements of legal conclusions contained in the discussion in the Registration Statement under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Material U.S. Federal Income Tax Consequences of EQM Common Unit Ownership,” insofar as they relate to the tax consequences of the Merger constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.  Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificates, may affect the conclusions stated herein.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We are opining herein only as to the U.S. federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.  We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

This opinion is furnished to you and is for your use in connection with the Merger. This opinion may not be relied upon by you for any other purpose without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons exchanging RMP units pursuant to the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the

Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.